UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Pursuant to § 240.14a-12

MICROSEMI CORPORATION

(Name of Registrant as Specified in its Charter)

MICROCHIP TECHNOLOGY INCORPORATED

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NEWS RELEASE

MICROCHIP CONTACT: J. Eric Bjornholt – CFO	(480) 792-7804	MICROSEMI CONTACT: John W Hohener – CFO	(949) 380-6100

MICROCHIP TECHNOLOGY TO ACQUIRE MICROSEMI

•	Significantly Expands Microchip’s solutions for Data Center, Communications, Defense and Aerospace Markets

•	Expected to be immediately accretive to non-GAAP earnings per share

•	Estimated $300 million in synergies in the third year after close of transaction

•	Adds strong complementary analog and mixed-signal product lines supporting Microchip 2.0 strategy

Chandler, Arizona and Aliso Viejo, California – March 1, 2018 – Microchip Technology Incorporated (NASDAQ: MCHP), a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, and Microsemi Corporation (NASDAQ: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today announced that the two companies have signed a definitive agreement pursuant to which Microchip will acquire Microsemi for $68.78 per share in cash. The acquisition price represents a total equity value of about $8.35 billion, and a total enterprise value of about $10.15 billion, after accounting for Microsemi’s cash and investments, net of debt, on its balance sheet at December 31, 2017.

“We are delighted to welcome Microsemi to become part of the Microchip team and look forward to closing the transaction and working together to realize the benefits of a combined team pursuing a unified strategy. Even as we execute a very successful Microchip 2.0 strategy that is enabling organic revenue growth in the mid to high single digits, Microchip continues to view accretive acquisitions as a key strategy to deliver incremental growth and stockholder value. The Microsemi acquisition is the latest chapter of this strategy and will add further operational and customer scale to Microchip,” said Steve Sanghi, Chairman and CEO of Microchip.

“Microchip and Microsemi have a strong tradition of delivering innovative solutions to demanding customers and markets, thus creating highly valued and long-lasting revenue streams. Joining forces and combining our complementary product portfolios and end market exposure will offer our customers a richer set of solution options to enable innovative and competitive products for the markets they serve,” said Ganesh Moorthy, President and COO of Microchip.

Microchip Technology to Acquire Microsemi

“This transaction represents a compelling opportunity for Microsemi stockholders, employees and customers by combining the leading embedded control market position of Microchip Technology with the world class power, security, reliability and performance solutions from Microsemi,” said James J. Peterson, Chairman and CEO of Microsemi. “We are delighted to become part of Microchip Technology, a premier company in the semiconductor industry.”

Following the closing, the transaction is expected to be immediately accretive to Microchip’s non-GAAP earnings per share. Based on currently available information, Microchip anticipates achieving an estimated $300 million in synergies in the third year after close of transaction. Microchip plans to finance the transaction with approximately $1.6 billion of cash from the combined company balance sheets, approximately $3.0 billion from Microchip’s existing line of credit, approximately $5.0 billion in new debt and $0.6 billion of a cash bridge loan.

The Board of Directors of each company has unanimously approved the acquisition. Subject to approval by Microsemi stockholders, customary regulatory approvals and other closing conditions, the transaction is expected to close in the second quarter of calendar 2018.

J.P. Morgan is acting as Microchip’s exclusive financial advisor and is providing $5.6 billion in committed financing. Wilson Sonsini Goodrich & Rosati, P.C. is acting as Microchip’s legal advisor. Qatalyst Partners is acting as exclusive financial advisor to Microsemi. O’Melveny & Myers LLP is acting as Microsemi’s legal advisor.

Conference Call Information; Presentation Materials

Microchip had previously scheduled an Analyst and Investor day today, March 1, 2018 from 4:30PM to 8:00PM (Eastern Time). Microchip will discuss this release during that event. You may view Microchip’s presentation material that Microchip will refer to during the conference call at Microchip’s website at www.microchip.com. The webcast will be available for replay until March 15, 2018.

A telephonic replay of the conference call will be available at approximately 11:00 p.m. (Eastern Time) March 1, 2018 and will remain available until 11:00 p.m. (Eastern Time) on March 15, 2018. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 2516251.

Microchip Technology to Acquire Microsemi

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding (1) the transaction being immediately accretive to Microchip’s non-GAAP earnings per share and yielding an estimated $300 million in synergies in the third year after close of transaction, (2) the parties working together to realize the benefits of a combined team pursuing a unified strategy, enabling organic revenue growth in the mid to high single digits, (3) accretive acquisitions being a key Microchip strategy to deliver incremental growth and stockholder value, (4) that the acquisition will add further operational and customer scale to Microchip, creating highly valued and long-lasting revenue streams for Microchip and offering Microchip’s customers a richer set of solution options to enable innovative and competitive products for the markets they serve, (5) the transaction being a compelling opportunity for Microsemi stockholders, employees and customers, (6) the expectation that the transaction will close in the second half of calendar 2018 and (7) Microchip’s plan to finance the transaction. Microchip and Microsemi caution you that such statements are just predictions and that actual events or results may differ materially. These statements are subject to a number of risks and uncertainties, including (i) risk that the transaction may not close in the second half of 2018 or at all , (ii) risk that the conditions to the closing of the transaction will not be satisfied, (iii) the uncertain effect of the transaction on Microchip’s and Microsemi’s existing relationships with customers and vendors and their operating results and businesses; (iv) the costs and outcome of any litigation involving Microchip, Microsemi or the transaction, (v) Microchip’s ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of the acquisition, (vi) the impact of any future significant acquisitions that Microchip may make on the business and financial results of Microchip, (vii) economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), (viii) changes in demand or market acceptance of Microchip’s or Microsemi’s products and the products of their respective customers, (ix) changes in U.S. corporate tax laws as a result of the Tax Cuts and Jobs Act of 2017 and other future legislation, (x) foreign currency effects on Microchip’s and Microsemi’s respective businesses, (xi) competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of products through distribution; changes or fluctuations in customer order patterns and seasonality, (xii) the mix of inventory Microchip holds and Microchip’s ability to satisfy short-term orders from inventory; changes in utilization of Microchip’s manufacturing capacity and Microchip’s ability to effectively manage and expand its production levels, Microchip’s ability to obtain a sufficient

Microchip Technology to Acquire Microsemi

supply of wafers from third party wafer foundries and the cost of such wafers, (xiii) the costs and outcome of any current or future tax audit or any litigation or other matters involving intellectual property, customers, or other issues; disruptions in Microchip’s business or the businesses of its customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally and (xv) the terms and mix of financing that Microchip is able to obtain to finance the transaction and whether such terms are favorable to Microchip or not. Actual results may differ materially from the expected results. For a detailed discussion of these and other risk factors, please refer to Microchip’s and Microsemi’s filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of Microchip’s Forms 10-K, 10-Q, 8-K and other relevant documents for free at Microchip’s website (www.microchip.com) and copies of Microsemi’s Forms 10-K, 10-Q, 8-K and other relevant documents for free at Microsemi’s website (www.microsemi.com) and copies of both companies SEC filings on the SEC’s website (www.sec.gov) or from commercial document retrieval services. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in the projections or forward-looking statements contained in this press release. You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date such statements are made. Neither Microchip or Microsemi undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this March 1, 2018 press release or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed acquisition, Microsemi will file a proxy statement and other related documents with the SEC. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents (when available) and other documents filed by Microsemi at the SEC’s web site at www.sec.gov and at the Investor section of their website at https://investor.microsemi.com/.

Microchip, Microsemi and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Microsemi in connection with the Merger. Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive

Microchip Technology to Acquire Microsemi

officers of Microchip is also included in Microchip’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on July 13, 2017. Additional information regarding the directors and executive officers of Microsemi is also included in Microsemi’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2017. These documents are available free of charge at the SEC’s web site at www.sec.gov and as described above.

About Microchip Technology

Microchip Technology Inc. (NASDAQ: MCHP) is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at http://www.microchip.com.

About Microsemi

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for aerospace & defense, communications, data center and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; RF solutions; discrete components; enterprise storage and communication solutions, security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services. Microsemi is headquartered in Aliso Viejo, California, and has approximately 4,800 employees globally. Learn more at www.microsemi.com.